UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check	the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS & PROXY STATEMENT

FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 15, 2023

This proxy statement supplement dated May 24, 2023 (the “Supplement”) supplements the Notice of 2023 Annual Meeting of Shareholders & Proxy Statement (the “Proxy Statement”) filed by Teva Pharmaceutical Industries Limited (the “Company”) on April 19, 2023 in connection with the Company’s 2023 Annual General Meeting of Shareholders (the “Annual Meeting”) to be held on June 15, 2023, at 4:00 p.m., Israel time / 9:00 a.m., Eastern time.

As described in Proposal 1 of the Proxy Statement, the Board of Directors (the “Board”) recommended Dr. Sol J. Barer, Michal Braverman-Blumenstyk and Janet S. Vergis to stand for election as directors at the Annual Meeting. However, Michal Braverman-Blumenstyk, a director nominee named in Proposal 1(b) of the Proxy Statement, informed the Company of her decision to withdraw her candidacy for personal reasons. Ms. Braverman-Blumenstyk does not currently serve on the Board. Therefore, the nomination of Ms. Braverman-Blumenstyk is withdrawn, and no other nominee for election at the Annual Meeting will be named in place of Ms. Braverman-Blumenstyk in the Proxy.

Following the withdrawal of Ms. Braverman-Blumenstyk’s nomination, the composition of the Board, subject to the approval by shareholders of Proposal 1 to the Proxy Statement, will consist of 10 directors as follows:

•	9 out of 10 of our directors will be independent under NYSE regulations.

•

We will continue to have three directors who identify as female out of 10 members serving on our Board, the average tenure will be reduced to 6 years of service, and the average age of our directors will be reduced to 61.9 years.

Voting Matters

The form of proxy card included in the Company’s definitive proxy materials remains valid, notwithstanding the withdrawal of Ms. Braverman-Blumenstyk as a director nominee under Proposal 1(b). Proxy cards and voting instruction forms already returned by holders of the Company’s ordinary shares or ADSs will remain valid and will be voted at the Annual Meeting unless revoked. Proxy cards and voting instruction forms received in respect of the election of Ms. Braverman-Blumenstyk under Proposal 1(b) will not be voted with respect to her election, but will continue to be voted as directed or otherwise as set forth therein and in the Proxy Statement with respect to all matters properly brought before the Annual Meeting, including the election of the other director nominees.

If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote in connection with any other matter brought before the Annual Meeting by submitting a new proxy card or voting instruction. If you have not yet returned your proxy card or submitted your voting instructions, please complete and return the proxy card or submit voting instructions, disregarding Proposal 1(b) naming Ms. Braverman-Blumenstyk as a nominee for election as director.

None of the other proposals to be presented at the Annual Meeting, as described in the Proxy Statement, are affected by this Supplement, and you should carefully review the Proxy Statement prior to voting. Information regarding the Annual Meeting and how to vote your ordinary shares or ADSs, or revoke your proxy or voting instructions, is available in the Proxy Statement. The Proxy Statement is also available on the Company’s website at www.tevapharm.com/2023proxymaterials. This Supplement is being made available online at the same location on or about May 24, 2023.